Exhibit 23(a)

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statement (Form S-8) pertaining to the Goodrich Corporation Outside Director Deferral Plan of our reports dated February 25, 2005, with respect to the consolidated financial statements of Goodrich Corporation, management’s assessment of the effectiveness of internal controls over financial reporting of Goodrich Corporation, and the effectiveness of internal control over financial reporting of Goodrich Corporation included in the Annual Report (Form 10-K) for the year ended December 31, 2004 filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Charlotte, North Carolina
March 31, 2005